EXHIBIT 4.1

UNITED STATES BANKRUPTCY COURT
DISTRICT OF MASSACHUSETTS
(EASTERN DIVISION)

In re:	Chapter 11 Case No. 16-13704-MSH (Jointly Administered)

COSI, INC., et al.,[1]

Debtors.

MOTION OF THE DEBTORS FOR AUTHORITY
TO DEREGISTER COSI, INC. COMMON STOCK

NOW COME Cosi, Inc. (“COSI”), Xando Cosi of Maryland, Inc. (“Xando”), Cosi

Sandwich Bar, Inc. (“CSB”), Hearthstone Associates, LLC (“HALLC”), and Hearthstone Partners, LLC (“HPLLC”; collectively, with COSI, Xando, CSB, and HALLC, the “Debtors”), and, pursuant to 11 U.S.C. §§ 105(a), hereby request (the “Motion”) that this Court authorize the Debtor Cosi, Inc. to deregister its common stock (the “Common Stock”) under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As set forth in more detail herein, the Debtors believe, in their sound business judgment, that there is no value to the Debtors’ estates in continuing to maintain COSI’s status as a publicly-traded company and, further, that deregistration will serve to afford the Debtors’ estates significant cost savings which they would otherwise incur in connection with applicable Securities and Exchange Commission (“SEC”) reporting and compliance requirements.

In support of this Motion, the Debtors state as follows:

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The Debtors in these Chapter 11 cases are Cosi, Inc. (Case No. 16-13704-MSH), Xando Cosi of Maryland, Inc. (Case No. 16-13706-MSH), Cosi Sandwich Bar, Inc. (Case No. 16-13705-MSH), Hearthstone Associates, LLC (Case No. 16-13707-MSH), and Hearthstone Partners, LLC (Case No. 16-13708-MSH).  The Debtors’ corporate offices are located at 294 Washington Street, Suite 510, Boston, Massachusetts 02108.  The cases are jointly administered under the Cosi, Inc. case number.

Jurisdiction and Venue

1.           This Court has jurisdiction over this Motion pursuant to 28 U.S.C. §§ 157 and 1334. Venue is proper pursuant to 28 U.S.C. §§ 1408 and 1409. This matter is a core proceeding pursuant to 28 U.S.C. § 157(b).

2.           The statutory predicate for the relief sought herein is 11 U.S.C. §§ 105(a).

Relevant Background

A.          Bankruptcy Case Background.

3.           On September 28, 2016 (the “Petition Date”), each of the Debtors filed a voluntary petition with this Court for relief under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”).

4.           The Debtors continue to operate their business and manage their assets as debtors-in-possession pursuant to 11 U.S.C. §§ 1107 and 1108.

5.           No trustee or examiner has been requested or appointed in these cases. On October 6, 2016, the Office of the United States Trustee filed the Appointment of the Official Committee of Unsecured Creditors and appointed an unsecured creditors’ committee (the “Committee”).

B.          The Debtors.

6.           The Debtors operate an international fast casual restaurant company specializing in a variety of made-to-order hot and cold sandwiches, salads, bowls, breakfast wraps, “Squagels®” (square bagels), melts, soups, flatbread pizzas, S’mores, snacks, desserts, and a large offering of handcrafted, coffee-based, and specialty beverages.

7.           As of the date hereof, the Debtors operate restaurants at approximately 44 company-owned locations in multiple states, including Massachusetts, Connecticut, New Jersey, New York, Maryland, Virginia, Pennsylvania, Illinois, Wisconsin, and Michigan.

8.           Earlier in the cases, the Debtors initially proposed to sell all of the Debtors’ assets to the Debtors’ debtor-in-possession lenders as the stalking horse bidder, or another bidder to be determined after an auction. On October 18, 2016, the Debtors entered into an Asset Purchase Agreement (collectively with the amendments thereto, the “APA”) with LIMAB, LLC (“LIMAB”), as stalking horse bidder, dated October 18, 2016. LIMAB, as stalking horse bidder, submitted the only bid for the Debtors’ assets prior to the November 28, 2016 bid deadline, and, as a result, the Debtors subsequently cancelled the auction.

9.           As of the date hereof, LIMAB is operating the Debtors’ business pursuant to the Court-approved Interim Operating Agreement effective December 21, 2016.

C.          Background Regarding this Motion.

10.         COSI is a publicly traded company and prior to the Petition Date was listed on the NASDAQ exchange under the Symbol “COSI.”

11.         Prior to the Petition Date, COSI was current on all of its reporting obligations to the SEC.

12.         NASDAQ automatically delisted COSI after the Petition Date. On or about November 10, 2016, NASDAQ filed a Form 25, entitled Notification of Removal from Listing and/or Registration Under Section 12(b) of the Securities Exchange Act of 1934, a copy of which filing is attached hereto as Exhibit A.

13.         During the Debtors’ cases, the Debtors have filed multiple Current Reports on Form 8-K with the SEC in order to keep shareholders and the SEC apprised of significant events impacting the Debtors throughout these cases.

14.         On or about November 10, 2016, the Debtors notified the SEC by filing a Form 12b-25 of the Debtors’ inability due to the demands of the bankruptcy cases to file the quarterly report on Form 10-Q due in November of 2016, which Form would have reported an estimate of third quarter 2016 results of operations compared to third quarter 2015 results.

Relief Requested

15.         By this Motion, the Debtors hereby request the authority to deregister COSI’s Common Stock under Section 12 of the Exchange Act.

16.         In order to deregister, COSI is required to file an SEC Form 15, a copy of which Form is attached as Exhibit B. Once filed, deregistration is automatically effective.

17.         By deregistering, COSI will no longer be required to have audited financials for SEC purposes (although COSI may continue to maintain audited financials for financing or other purposes). In addition, COSI will no longer be required to file periodic reports with the SEC, including quarterly reports on Form 10-Q, the annual report on Form 10-K, and Current Reports on Form 8-K.

18.         The cessation of reporting to the SEC and related compliance will ease significant administrative and financial burdens on the Debtors. The Debtors budgeted in excess of $500,000 in 2016 regarding SEC compliance and reporting obligations, including legal, accounting, audit, administrative, and other professional expenses. As a result, deregistration will afford the Debtors significant cost savings in 2017.

19.         In addition to affording significant cost savings related to SEC requirements, the Debtors believe, in their sound business judgment, that there is no value to the Debtors’ estates in continuing to maintain COSI’s status as a publicly-traded company.

20.         For the avoidance of doubt, the shareholders of the Common Stock will retain all shareholder interests. Deregistration simply means that COSI will no longer be a public company.

21.         The Debtors have confirmed with LIMAB, which, subject to Court approval, will acquire substantially all of the Debtors’ assets through a Chapter 11 plan or Bankruptcy Code § 363 sale, that LIMAB has no objection to the Debtors’ deregistering as contemplated herein.

22.         For the foregoing reasons, the Debtors believe that deregistration of the Common Stock is in the best interest of the Debtors’ estate and their creditors.

Notice

20.       The Debtors will serve a copy of this Motion on: (a) the Office of the United States Trustee for Region One; (b) counsel to LIMAB; (c) all creditors listed on the Debtors’ Schedules, as amended; (d) the Securities and Exchange Commission; (e) the Office of the Attorney General for each of the states where the Debtors operate or operated; (f) the Internal Revenue Service and all other known taxing authorities in the states where the Debtors operate or operated; (g) the United States Department of Justice; (h) counsel to the Committee; and (i) any party which has filed, prior to the date of filing this Motion, a request for service of pleadings in this case.

21.       The Debtors will utilize the standard “shareholder notice” measures for public companies in order to provide notice of the relief requested in this Motion to holders of shares of Common Stock. Specifically, within four (4) business days of filing this Motion, the Debtors will file a Current Report on Form 8-K with the SEC. This is the method by which public companies, including the Debtors, typically communicate information with shareholders in a consistent and cost-effective manner.2

22.       For the avoidance of doubt, as noted above, the Debtors assert that nothing herein is intended to cancel or alter the rights of shareholders with respect to their stock interests in COSI. Such rights will be treated in the Debtors’ proposed Chapter 11 plan in accordance with applicable provisions of the Bankruptcy Code.

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The Debtors estimate that the estates would likely incur costs in the range of approximately $15,000 - $20,000 in order to mail a copy of this Motion to all shareholders.  The Debtors believe that expense is unwarranted.

23.       The Debtors will continue to be available to address shareholder inquiries related to this Motion or the Debtors’ bankruptcy cases generally.

WHEREFORE, for the reasons set forth herein, the Debtors respectfully request that this Court enter an Order (i) authorizing the Debtor Cosi, Inc. to deregister its Common Stock under Section 12 of the Exchange Act and (ii) granting such other and further relief as is just under the circumstances.

Respectfully submitted,

COSI, INC., ET AL.

By their counsel,

/s/ Kate P. Foley
Joseph H. Baldiga, BBO #549963
Christine E. Devine, BBO #566990
Kate P. Foley, BBO #682548
Mirick, O’Connell, DeMallie & Lougee, llp
1800 West Park Drive, Suite 400
Westborough, MA 01581-3926
Phone:	(508) 898-1501
Fax:	(508) 898-1502
Email:	bankrupt@mirickoconnell.com
Email:	cdevine@mirickoconnell.com
Email:	kfoley@mirickoconnell.com

Dated: January 5, 2017

UNITED STATES BANKRUPTCY COURT
DISTRICT OF MASSACHUSETTS
(EASTERN DIVISION)

In re:	Chapter 11 Case No. 16-13704-MSH (Jointly Administered)

COSI, INC., et al.,[1]

Debtors.

ORDER AUTHORIZING DEBTORS TO DEREGISTER COSI, INC. COMMON STOCK

Upon consideration of the Motion of the Debtors for Authority to Deregister Cosi, Inc. Common Stock (the “Motion”); the Court having reviewed the Motion; the Court finding that (a) the Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334; (b) this is a core proceeding pursuant to 28 U.S.C. § 157(b)(2); (c) venue of these chapter 11 cases in this Court is proper pursuant to 28 U.S.C. §§ 1408 and 1409; and (d) notice of the Motion was sufficient under the circumstances; the Court determining that the legal and factual bases set forth in the Motion establish just cause for the relief granted by this Order; and it appearing that the relief requested is in the best interest of the Debtors’ estates, their creditors and other parties in interest;

IT IS HEREBY ORDERED THAT:

1.           The Motion is GRANTED in its entirety.
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The Debtors in these Chapter 11 cases are Cosi, Inc. (Case No. 16-13704-MSH), Xando Cosi of Maryland, Inc. (Case No. 16-13706-MSH), Cosi Sandwich Bar, Inc. (Case No. 16-13705-MSH), Hearthstone Associates, LLC (Case No. 16-13707-MSH), and Hearthstone Partners, LLC (Case No. 16-13708-MSH).  The Debtors’ corporate offices are located at 294 Washington Street, Suite 510, Boston, Massachusetts 02108.  The cases are jointly administered under the Cosi, Inc. case number.

2.           The Debtors are hereby authorized to take the actions they deem necessary in order to deregister the common stock of Cosi, Inc. under the Exchange Act.2

Dated: ___________________, 2017

Honorable Melvin S. Hoffman
Chief United States Bankruptcy Judge

[2]	Unless otherwise defined herein, initially capitalized terms shall have the meanings ascribed to them in the Motion.

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